Exhibit 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 126 894000 Fax +44 1256 694708 httyp://www.shire.com

Shire announces strong first quarter 2004 results

Basingstoke, UK – 29 April 2004 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announces results for the three months ended March 31, 2004.

First Quarter 2004 Unaudited Results Highlights

US GAAP	Q1 2004	Q1 2003	% Growth
	$M	$M

Total revenues	326.3	304.5	+7%
Operating income	105.7	89.2	+18%
Income before income taxes and equity in
earnings / (losses) of equity method investees	102.5	88.0	+16%
Net income	74.6	63.1	+18%

US GAAP

Diluted Earnings Per Share (EPS):
Per ordinary share	14.6c	12.3c	+19%
Per American Depositary Share (ADS)	43.9c	36.9c	+19%

Non-US GAAP

Diluted Earnings Per Share (EPS) excluding
reorganization costs (2):
Per ordinary share	15.2c	12.3c	+23%
Per American Depositary Share (ADS)	45.5c	36.9c	+23%

(1)	Average exchange rates for Q1 2004 and 2003 were $1.84: £1.00 and $1.60: £1.00 respectively.
(2)	This is a non-GAAP financial measure. Management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Shire’s underlying performance, as the costs associated with the reorganization are not part of the Company’s ongoing operations. A reconciliation of this non-GAAP financial measure to the most directly comparable US GAAP financial measure can be found on page 16.

Matthew Emmens, Chief Executive Officer, said:

“Shire's solid Q1 performance shows that the Company continues to deliver robust sales from its underlying portfolio. The recent announcement of our first European approval for FOSRENOL® is an important milestone for Shire and with seven further promising projects in registration or in late stage of development, we look forward to the ongoing successful progress of our pipeline.

“In July 2003, we announced that we would re-focus our business activities by implementing a new strategy. Since then, we have advanced our pipeline considerably and consolidated ownership of our portfolio by both acquiring the patents rights for FOSRENOL and by buying back the UK commercialization rights for REMINYL®. We have also taken active steps to improve operating efficiency and create a unified culture by integrating our development and commercial activities. Continuing our increased focus and reduced risk profile, this month we announced our intention to sell our vaccines business to ID Biomedical Corporation.

“All of these actions, combined with relevant M&A, will enable Shire to continue to create shareholder value. We remain committed to achieving our target of earnings growth, on average, in the mid-teens range and maintaining consistent operating margins beyond 2004.”

First Quarter 2004 and Recent Events Highlights

  Revenues up 7% to $326.3 million, compared with high base in Q1 2003.

  Diluted earnings per ADS up 19% to 43.9c, including $3.8 million of expenses relating to the reorganization program announced in our year-end results.

  Despite increased competition within the Attention Deficit Hyperactivity Disorder (ADHD) market, ADDERALL XR® continues to perform extremely well. Share of the total US ADHD market was maintained at 23% in March 2004, whilst sales increased by 21% to $139.5 million.

  Royalties up 18% to $56.1 million.

  Cash flows from operating activities totaled $130.9 million, resulting in a net cash position of $1,157.4 million.

  FOSRENOL – Following receipt of Swedish approval, Shire expects first European launches by the end of 2004. Worldwide patents rights acquired, with an option for Japan, from AnorMED Inc.

  REMINYL – UK commercialization rights bought back from Janssen Pharmaceutica NV.

  Shire announces that it has signed an agreement to sell the assets of its vaccines business to ID Biomedical Corporation, hence:
    Reducing the risk profile of the Group;
    Focusing R&D resources on later stage projects; and
    Re-allocating funds to the Company’s core therapeutic projects.

  Shire has currently six projects in registration, two projects in Phase III and two projects in Phase II.

2004 Financial Outlook

Shire expects revenue growth to be in the high single digit range, despite the loss of exclusivity on PROAMATINE® in Q3 2003 and the anticipated loss of exclusivity on AGRYLIN® in the US in Q4 2004.

As stated in our year-end 2003 press release, 2004 earnings will include approximately $55 million of restructuring costs for the planned reorganization. The exit of the vaccines business will be reported separately from the continuing operations of Shire as a “discontinued operation”.

In respect of Shire’s continuing operations, we remain committed to our stated aim of achieving earnings growth, on average, in the mid-teens range and maintaining consistent operating margins.

– Ends –

For further information please contact:

Cléa Rosenfeld – Investor Relations	+	44 1256 894 160
Jessica Mann – Media	+	44 1256 894 160

Notes to editors
Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system, gastrointestinal, and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s ADHD franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of lanthanum carbonate (FOSRENOL), methylphenidate (METHYPATCH®), anagrelide hydrochloride (XAGRID®), carbarnazepine (BIPOTROL®),mesalamine (PENTASA® 500mg) and the adult indication for extended release mixed amphetamine salts (ADDERALL XR), the implementation of the planned reorganization and other risks and uncertainties detailed from time to time in Shire’s filings with the Securities and Exchange Commission.

The following are trademarks of Shire or companies within the Shire Group, which are the subject of trademark registrations in certain territories.

ADDERALL XR® (mixed amphetamine salts)
AGRYLIN® (anagrelide hydrochloride)
BIPOTROL® (carbamazepine)
CARBATROL® (carbamazepine)
FOSRENOL® (lanthanum carbonate)
PROAMATINE® (midodrine hydrochloride)
TROXATYL® (troxacitabine)
XAGRID® (anagrelide hydrochloride)

The following are trademarks of third parties.

3TC® (trademark of GlaxoSmithKline (GSK))
PENTASA® (trademark of Ferring AS)
REMINYL® (trademark of Johnson & Johnson)
ZEFFIX® (trademark of GSK)
STRATERRA® (trademark of Eli Lilly)
METHYPATCH® (trademark of Noven)

Data sources.
1 IMS Prescription Data – Product specific
 2GSK

OVERVIEW OF US GAAP FINANCIAL RESULTS

Introduction

Revenues for the three months ended March 31, 2004 increased by 7% to $326.3 million (Q1 2003: $304.5 million). Growth was depressed by a full quarter’s impact of generic competition on PROAMATINE sales and comparison to a high base quarter in Q1 2003, which included high levels of wholesaler inventories.

The Company recorded net income of $74.6 million, an increase of 18% compared to the three months ended March 31, 2003 ($63.1 million). Diluted earnings per ordinary share were 14.6 cents, or 43.9 cents per ADS, an increase of 19% over Q1 2003. These figures included corporate reorganization costs of $3.8 million.

The business generated a cash inflow from operating activities of $130.9 million (2003: $82.6 million).

Cash and cash equivalents, restricted cash and marketable securities at March 31, 2004 amounted to $1,535.2 million (December 31, 2003: $1,414.2 million). After deduction of borrowings, this translates to a net cash position of $1,157.4 million (December 31, 2003: $1,036.4 million). Where appropriate, this may be used to further enhance our portfolio through product and project acquisitions.

Product sales

For the three months ended March 31, 2004, product sales increased $10.9 million (4%) to $267.3 million (Q1 2003: $256.4 million) and represented 82% of total revenues (Q1 2003: 84%).

First Quarter 2004 Product Highlights

Product	Sales $M	Sales Growth %	US Rx1 Growth %	March 2004[1] US Market Share %

ADDERALL XR	139.5	+21%	+21%	23%
AGRYLIN	38.3	-3%	+3%	27%
PENTASA	27.2	-8%	+3%	17%
CARBATROL	15.8	+68%	+15%	45%

ADDERALL XR for the treatment of ADHD

ADDERALL XR

Sales of ADDERALL XR for the 3 months ended March 31, 2004 were $139.5 million, an increase of 21% compared to prior year (2003: $115.2 million).

US prescriptions were up 21% over the same period, due primarily to a 22% increase in the total US ADHD market.

ADDERALL XR maintained its 23% share of the total US ADHD market in March 2004 (March 2003: 23%), despite increased competition within the market.

Sales growth was in line with prescription volume growth. Price rises in April and November 2003 were offset by modest adjustments in customer inventory levels and higher rates of contractual discounting.

The Company’s extended release “once daily” ADDERALL XR, is covered by two US patents. During 2003 the Company was notified that Barr Laboratories Inc. (Barr) had submitted an Abbreviated New Drug Application (ANDA) under the Hatch-Waxman Act seeking permission to market a generic version of ADDERALL XR prior to the expiration date of the Company’s two US patents and alleging that one patent is invalid and one is not infringed by Barr’s mixed amphetamine salt product. The Company has filed two suits against Barr seeking a ruling that Barr’s product infringes both of the Company’s US patents.

The Company was also notified in November 2003 that Impax Laboratories Inc. (Impax) has submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of ADDERALL XR, prior to the expiry of the Company’s two US patents and alleging that the patents are not infringed by Impax’s mixed amphetamine salt product. In December 2003, the Company filed suit against Impax seeking a ruling that Impax’s product infringes the Company’s two US patents.

AGRYLIN for the treatment of thrombocythemia

Worldwide sales of AGRYLIN for the three months ended March 31, 2004 were $38.3 million, a decrease of 3% compared to the prior year (2003: $39.7 million).

The decrease was driven by an 11% decrease in US revenues being offset by a 20% increase in revenues outside the US market, where AGRYLIN is currently available on a named patient basis.

US prescription volumes were up 3% over the same period.

The sales growth in the US is below prescription growth due to significant customer stocking in Q1 2003.

AGRYLIN had a 27% share of the total US AGRYLIN, Hydrea and generic hydroxyurea prescription market in March 2004 (March 2003: 27%).

AGRYLIN remains the only product specifically approved for essential thrombocythemia in the US. A pediatric exclusivity process is underway with the FDA, which is expected to extend the existing exclusivity to mid-September 2004, after which time, it is expected to face generic competition. In waiting for the FDA’s formal response, Shire was granted a “de facto” extension to its orphan drug exclusivity.

The expected launch of XAGRID in the EU (the trade name of AGRYLIN in the EU), in the second half of 2004, will continue to drive growth from markets outside the US.

PENTASA for the treatment of ulcerative colitis

Sales of PENTASA for the three months ended March 31, 2004 were $27.2 million, a decrease of 8% compared to prior year (2003: $29.7 million).

US prescription volumes were up 3% over the same period.

The sales growth for the quarter is below prescription growth due to significant customer stocking in Q1 2003.

PENTASA had a 17% share of the total US oral mesalmine/olsalazine prescription market in March 2004 (March 2003: 17%).

CARBATROL for the treatment of epilepsy

Sales of CARBATROL for the three months ended March 31, 2004 were $15.8 million, an increase of 68% compared to prior year (2003: $9.4 million).

US prescription volumes were up 15% over the same period, due to the impact of promotional efforts.

Pricing increases combined with favorable movements in customer inventory levels (estimated to be $3 million) contributed to the revenue growth between quarters.

CARBATROL had a 45% share of the total US extended release carbamazepine prescription market in March 2004, compared with 36% in March 2003.

In August 2003, the Company received notification that Nostrum Pharmaceuticals Inc. (Nostrum) had submitted an application seeking permission to market its generic version of the 300mg strength of CARBATROL prior to the expiry of the Company’s US patents for CARBATROL. Shire filed a complaint against Nostrum for patent infringement in September 2003.

Royalties

Royalty revenue increased 18% to $56.1 million for the 3 months ended March 31, 2004 (Q1 2003: $47.8 million).

First Quarter 2004 Royalty Highlights

Product	Royalties to Shire $M	Royalty growth %	Worldwide in-market sales by licensee in Q1 2004[2] $M

3TC	38.2	+12%*	289
ZEFFIX	6.3	-1%**	55
Other	11.6	+61%	n/a

* The impact of foreign exchange movements has contributed +10% to the reported growth.
** The impact of foreign exchange movements has contributed -5% to the reported growth.

3TC
Royalties from 3TC for Q1 2004 were $38.2 million, an increase of 12% compared to Q1 2003 ($34.1 million). This was primarily due to the impact of foreign exchange movements but also continued growth in the nucleoside analogue market for HIV.

For 3TC, Shire receives royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of 3TC, for the three months ended March 31, 2004 were $289 million, an increase of 8% compared to the three months ended March 31, 2003 ($267 million).

ZEFFIX
Royalties from ZEFFIX for Q1 2004 were $6.3 million, a decrease of 1% compared to Q1 2003 ($6.4 million). Foreign exchange movements and reduction in wholesaler inventory levels in Asia Pacific have adversely impacted the quarter on quarter performance. However, the product continues to show strong growth in China and Japan.

For ZEFFIX, Shire receives royalties from GSK on worldwide sales, with the exception of Canada where a commercialization partnership with GSK exists. GSK’s worldwide sales of ZEFFIX, for the three months ended March 31, 2004, were $55 million, an increase of 12% compared to the three months ended March 31, 2003 ($49 million).

OTHER
Other royalties are primarily in respect of REMINYL, a product marketed worldwide by Johnson & Johnson (J&J), with the exception of the United Kingdom, where a commercialization partnership with J&J existed for the quarter ended March 31, 2004. With effect from March 31, 2004, the Company acquired the exclusive marketing rights to REMINYL in the UK and Ireland.

Sales of REMINYL, a treatment for mild to moderately severe dementia of the Alzheimer’s type, are growing well in the Alzheimer’s market.

Cost of product sales

For the three months ended March 31, 2004, our cost of product sales amounted to 14% of product sales (Q1 2003: 15%). The decrease is driven by a change in the product mix, with more income coming from higher margin products.

Research and development (R&D)

R&D expenditure decreased from $54.6 million in Q1 2003 to $44.5 million in Q1 2004. Expressed as a percentage of total revenues, R&D expenditure was 14% (Q1 2003: 18%). This expenditure is below normal levels due to the phasing of project spend; however, it is anticipated that R&D expenditure will return to higher levels (16-17% of revenues) for the full year, excluding any new costs arising from in-licensing transactions.

Selling, general and administrative

Selling, general and administrative expenses increased from $110.4 million in Q1 2003 to $121.6 million in Q1 2004, an increase of 10%. As a percentage of product sales, these expenses were 46% (2003: 43%). The increase in expenditure relates primarily to additional advertising and promotional spend on ADDERALL XR, together with the adverse impact of exchange rate movements.

Depreciation and amortization

The depreciation charge for Q1 2004 was $4.5 million, an increase of $0.8 million compared to 2003. Amortization charges were $9.1 million, an increase of $1.1 million compared to Q1 2003.

Reorganization costs

During Q1 we incurred costs of $3.8 million in relation to the reorganization of the business announced earlier this year. The costs related to employee severance, relocation and the write-down of tangible fixed assets.

Interest income and expense

For the three months ended March 31, 2004, the Company received interest income of $4.0 million (Q1 2003: $5.1 million). The decrease is due to the reduction in interest rates more than offsetting the benefit of the increased cash balances.

Interest expense decreased from $2.6 million in Q1 2003 to $2.1 million in 2004, as a result of the partial buy-back of the convertible notes in Q2 2003.

Other expense, net

For the three months ended March 31, 2004, other expense totaled $5.1 million (Q1 2003: expense of $3.6 million). In 2004 and 2003, other expense was primarily attributable to the write-downs of certain portfolio investments.

Taxation

The effective rate of tax for Q1 2004 was 28% (Q1 2003: 28%). At March 31, 2004, net deferred tax assets of $65.3 million were recognized (December 31, 2003: $63.1 million).

Equity in earnings / (losses) of equity method investees

We received $1.0 million representing our 50% share of earnings from our anti-viral commercialization partnership with GSK in Canada (Q1 2003: $0.7 million). Included in the figure to March 31, 2003 is our 50% share of the losses of our commercialization partnership with Qualia Computing Inc., which was sold in December 2003.

R&D Focus

FOSRENOL update

FOSRENOL received its first European approval from Reference Member State Sweden, on March 19, 2004. The approved label is excellent and includes description of clinical and pre-clinical datasets. The first European launch is expected to occur by the end of 2004 following pricing approvals.

As previously announced on March 11, 2004, Shire completed its response to the FDA's approvable letter for FOSRENOL in January 2004. The next step in the regulatory process is anticipated by mid-year 2004.

On March 23, 2004, Shire announced that it acquired the rights to the global patents for FOSRENOL, excluding Japan, from AnorMED Inc. for a consideration of up to $31 million. Under this agreement, Shire’s royalty obligations for the North American and European regions cease. The agreement also provides Shire with a 12-month option to purchase the Japanese patents for $6 million, to be paid upon receipt of regulatory approval in Japan.

In anticipation of FOSRENOL launch both in Europe and in the US, Shire has submitted a total of 62 abstracts to scientific publications in 2003 and 2004. All of the abstracts were accepted for publication.

ADDERALL XR

The information will be released on May 4, 2004, at the 157th annual meeting of the American Psychiatric Association (APA), the details of a classroom study involving 200 children over a period of 21 days. This study was conducted by the University of California, Irvine, and was designed to examine the comparative effects of ADDERALL XR and STRATTERA (atomoxetine).

R&D Pipeline

Shire now has six products in Registration. These are FOSRENOL, XAGRID, METHYPATCH, ADDERALL XR Adult, BIPOTROL and PENTASA 500mg. In addition, Shire has two other projects in Phase III: SPD503 and SPD476 and two projects in Phase II: SPD473 and SPD480.

US GAAP Results for the 3 months ended March 31, 2004
Consolidated Balance Sheets

	(Unaudited) March 31, 2004 $’000	December 31, 2003 $’000

ASSETS
Current assets:
Cash and cash equivalents	1,204,742	1,103,286
Restricted cash	43,129	6,795
Marketable securities	287,308	304,129
Accounts receivable, net	212,917	215,690
Inventories	50,615	45,258
Deferred tax asset	66,906	64,532
Prepaid expenses and other current assets	40,425	48,017

Total current assets	1,906,042	1,787,707
Investments	78,051	73,153
Property, plant and equipment, net	166,691	161,225
Goodwill, net	230,331	225,860
Other intangible assets, net	329,654	307,882
Other non-current assets	17,237	22,953

Total assets	2,728,006	2,578,780

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	1,039	1,054
Accounts payable and accrued expenses	234,706	215,494
Other current liabilities	72,157	37,127

Total current liabilities	307,902	253,675
Long-term debt, excluding current installments	376,720	376,781
Deferred tax liability	1,624	1,400
Other non-current liabilities	37,598	23,798

Total liabilities	723,844	655,654

Shareholders’ equity:
Common stock of 5p par value; 800,000,000 shares
authorized; and 479,836,849 (December 31, 2003:
477,894,726) shares issued and outstanding	39,699	39,521
Exchangeable shares; 5,329,695 (December 31, 2003:
5,839,559) shares issued and outstanding	246,980	270,667
Additional paid-in capital	1,009,972	983,356
Accumulated other comprehensive income	82,362	79,007
Retained earnings	625,149	550,575

Total shareholders’ equity	2,004,162	1,923,126

Total liabilities and shareholders’ equity	2,728,006	2,578,780

US GAAP Results for the 3 months ended March 31, 2004
Unaudited Consolidated Statements of Operations

3 months ended March 31,	2004 $’000		2003 $’000

Total revenues	326,280		304,517
Cost of revenues	(37,013)		(38,645)

Gross profit	289,267		265,872
Total operating expenses	(183,531)		(176,680)

Operating income	105,736		89,192
Interest income	4,040		5,113
Interest expense	(2,126)		(2,648)
Other expense, net	(5,122)		(3,616)

Total other expense, net	(3,208)		(1,151)

Income before income taxes and equity in earnings/(losses) of
equity method investees	102,528		88,041
Income taxes	(29,002)		(24,526)
Equity in earnings/(losses) of equity method investees	1,048		(449)

Net income	74,574		63,066

Earnings per share:
Basic	15.0	c	12.6	c
Diluted	14.6	c	12.3	c

Weighted average number of shares:
Basic	495,718,205		501,989,884
Diluted	518,119,910		522,547,153

US GAAP Results for the 3 months ended March 31, 2004
Unaudited Consolidated Statements of Cash Flows

3 months ended March 31,	2004 $’000	2003 $’000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	74,574	63,066
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,594	11,661
Increase in provision for doubtful accounts and discounts	609	133
Increase/(decrease) in provision for rebates and returns	5,282	(3,989)
Stock option compensation	-	(24)
Increase in deferred tax asset	(2,150)	(11,170)
Write-down of long term investments	7,214	3,973
Equity in (earnings)/losses of equity method investees	(1,048)	449
Changes in operating assets and liabilities, net of acquisitions:
Decrease/(increase) in accounts receivable	2,066	(1,033)
Increase in inventory	(5,115)	(2,781)
Increase/(decrease) in prepayments and other current assets	6,853	(554)
Decrease in assets held for re-sale	396	-
Decrease in other assets	5,716	1,440
Increase in accounts and notes payable and other liabilities	23,450	21,460
Decrease in deferred revenue	(551)	-

Net cash provided by operating activities	130,890	82,631

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease in short-term deposits	16,821	67,623
Purchase of long-term investments	(712)	(1,475)
Purchase of property, plant and equipment	(12,066)	(13,613)
Proceeds from sale of long-term investments	220	-
Movements in restricted cash	(36,334)	-

Net cash (used in)/provided by investing activities	(32,071)	52,535

US GAAP Results for the 3 months ended March 31, 2004
Unaudited Consolidated Statements of Cash Flows (continued)

3 months ended March 31,	2004 $’000	2003 $’000

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of capital leases	(76)	(63)
Proceeds from exercise of options	3,108	911

Net cash provided by financing activities	3,032	848

Effect of foreign exchange rate changes on cash and cash equivalents	(395)	7,736

Net increase in cash and cash equivalents	101,456	143,750
Cash and cash equivalents at beginning of period	1,103,286	897,718

Cash and cash equivalents at end of period	1,204,742	1,041,468

US GAAP Results for the 3 months ended March 31, 2004
Selected Notes to the Unaudited US GAAP Financial Statements

(1) Analysis of revenues, operating income and reportable segments

The Company has disclosed segment information for the individual reporting segments of the business, based on the way in which the business is managed and controlled. The Company’s principal reporting segments are by operational function, each being managed and monitored separately and serving different markets. The Company evaluates performance based on operating income.

The US segment represents our commercial operations in the United States and the International segment represents the commercial operations in the Rest of the World. The Biologics segment represents the vaccine operations in Canada and the research and development center in the United States. The R&D segment represents all direct research and development costs incurred by the Company throughout the world. Corporate represents the royalty business that is managed at the corporate office and certain costs that are managed at the corporate office and not allocated to the other segments.

3 months ended March 31, 2004	US $’000	International $’000	Biologics $’000	Corporate $’000	R&D $’000	Total $’000
Product sales	223,296	41,262	2,716	-	-	267,274
Licensing and development	1,884	31	-	-	-	1,915
Royalties	-	2,798	-	53,347	-	56,145
Other revenues	723	223	-	-	-	946

Total revenues	225,903	44,314	2,716	53,347	-	326,280

Cost of product sales	21,760	13,285	1,968	-	-	37,013
Research and development	-	-	-	-	44,505	44,505
Selling, general and administrative	77,195	23,762	3,124	17,538	-	121,619
Depreciation and amortization (1)	9,951	2,454	1,090	99	-	13,594
Reorganization costs	2,861	-	-	61	891	3,813

Total operating expenses	111,767	39,501	6,182	17,698	45,396	220,544

Operating income/(loss)	114,136	4,813	(3,466)	35,649	(45,396)	105,736

3 months ended March 31, 2003	US $’000	International $’000	Biologics $’000	Corporate $’000	R&D $’000	Total $’000

Product sales	219,963	35,691	699	-	-	256,353
Licensing and development	394	-	-	-	-	394
Royalties	-	2,199	-	45,564	-	47,763
Other revenues	7	-	-	-	-	7

Total revenues	220,364	37,890	699	45,564	-	304,517

Cost of product sales	26,372	11,646	627	-	-	38,645
Research and development	-	-	-	-	54,598	54,598
Selling, general and administrative	69,685	19,157	2,252	19,327	-	110,421
Depreciation and amortization (1)	7,325	2,365	1,149	822	-	11,661
Reorganization costs	-	-	-	-	-	-

Total operating expenses	103,382	33,168	4,028	20,149	54,598	215,325

Operating income/(loss)	116,982	4,722	(3,329)	25,415	(54,598)	89,192

(1) Depreciation from manufacturing plants is included within cost of product sales. Depreciation and amortization relating to R&D assets are included within US and International segments.

US GAAP Results for the 3 months ended March 31, 2004
Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(2) Earnings per share (EPS)

Basic EPS is based upon the net income available to common stockholders divided by the weighted-average number of ordinary shares outstanding during the period.

Diluted EPS is based upon net income available to common stockholders divided by the weighted-average number of ordinary shares outstanding during the period and adjusted for the effect of all dilutive potential ordinary shares that were outstanding during the period.

Stock options to purchase approximately 10.3 million ordinary shares for the 3 months ended March 31, 2004 were not dilutive and were therefore not included in the computation of diluted EPS.

3 months ended March 31,	2004 No. of shares	2003 No. of shares

Weighted average number of shares:
Basic	495,718,205	501,989,884
Effect of dilutive shares:
Stock options	3,899,118	709,269
Warrants	132,023	-
Convertible debt	18,370,564	19,848,000

Diluted	518,119,910	522,547,153

Reconciliation of reported EPS:

3 months ended March 31,	2004 $’000	2003 $’000

Net income for basic EPS	74,574	63,066
Interest charged on convertible debt, net of tax	1,296	1,381

Net income for diluted EPS	75,870	64,447

Basic EPS	15.0c	12.6c

Diluted EPS	14.6c	12.3c

US GAAP Results for the 3 months ended March 31, 2004
Selected Notes to the Unaudited US GAAP Financial Statements (continued)

(3) Analysis of revenues

3 months ended March 31,	2004 $’000	2003 $’000	2004 % change	2004 % of total

Net product sales:
ADDERALL XR	139,462	115,163	+21%	43%
AGRYLIN	38,300	39,674	-3%	12%
PENTASA	27,247	29,719	-8%	8%
CARBATROL	15,785	9,421	+68%	5%
Others	46,480	62,376	-25%	14%

	267,274	256,353	+4%	82%

Royalty income:
3TC	38,166	34,139	+12%	12%
ZEFFIX	6,338	6,399	-1%	2%
Others	11,641	7,225	+61%	3%

	56,145	47,763	+18%	17%

Licensing	1,915	394	386%	1%
Other	946	7	n/a	-

Total revenues	326,280	304,517	+7%	100%

Non-GAAP measures for the 3 months ended March 31, 2004

Reconciliation of reported EPS excluding reorganization costs:

3 months ended March 31,	2004 $’000	2003 $’000

Net income for diluted EPS	75,870	64,447
Reorganization costs, net of tax	2,669	-

Net income for diluted EPS excluding reorganization costs	78,539	64,447

Diluted EPS (as reported)	14.6c	12.3c
Add back charges:
Reorganization costs, net of tax	0.6c	–

Diluted EPS excluding reorganization costs	15.2c	12.3c

UK GAAP Results for the 3 months ended March 31, 2004
Unaudited Consolidated Profit and Loss Account

3 months to March 31,	2004 £’000		2003 £’000

Turnover: group and share of joint venture	179,371		192,010
Less: share of joint venture’s turnover	-		(726)

Group turnover	179,371		191,284
Cost of sales	(20,947)		(22,334)

Gross profit	158,424		168,950
Net operating expenses	(120,633)		(143,949)

Operating profit	37,791		25,001
Share of joint venture’s operating loss	-		(728)

Total operating profit	37,791		24,273
Finance charges, net	1,485		1,685

Profit on ordinary activities before taxation	39,276		25,958
Tax on profit on ordinary activities	(15,844)		(15,187)

Retained profit for the period transferred to reserves	23,432		10,771

Earnings per share:
Basic	4.7	p	2.1	p
Diluted	4.7	p	2.1	p

Unaudited Consolidated Statement of Total Recognized Gains and Losses

3 months to 31 March,	2004 £’000	2003 £’000

Profit for the period	23,432	10,771
Translation of the financial statements of overseas subsidiaries
	(28,317)	28,873

Total recognized gains and losses relating to the period	(4,885)	39,644

UK GAAP Results for the 3 months ended March 31, 2004
Unaudited Consolidated Balance Sheet

	March 31, 2004 £’000	December 31, 2003 £’000

Fixed assets
Intangible assets – intellectual property	178,906	171,548
Intangible assets – goodwill	1,348,282	1,365,583
Tangible assets	97,201	97,054
Fixed asset investments	29,362	33,269

	1,653,751	1,667,454

Current assets
Stocks	27,541	25,282
Debtors
- due within one year excluding deferred tax	131,914	141,046
- due within one year – deferred tax	36,406	36,049
- due after more than one year excluding deferred tax	6,007	9,224
Current asset investments	156,333	169,895
Cash at bank and in hand	681,171	621,670

	1,039,372	1,003,166

Creditors: Amounts falling due within one year	(165,405)	(141,722)

Net current assets	873,967	861,444

Total assets less current liabilities	2,527,718	2,528,898
Creditors: amounts falling due after more than one year
Convertible debt	(201,066)	(202,659)
Deferred tax	(883)	(782)
Other creditors	(20,460)	(16,957)

	(222,409)	(220,398)

Net assets	2,305,309	2,308,500

Capital and reserves
Called-up share capital	23,992	23,895
Share premium	3,236,919	3,218,695
Exchangeable shares	173,798	190,425
Capital reserve	3,135	3,135
Other reserves	24,247	24,247
Profit and loss account	(1,156,782)	(1,151,897)

Equity shareholders’ funds	2,305,309	2,308,500

UK GAAP Results for the 3 months ended March 31, 2004
Selected Notes to the Unaudited UK GAAP Financial Statements

(1) Earnings per share (EPS)

Basic EPS is based upon the profit on ordinary activities after taxation divided by the weighted-average number of ordinary shares outstanding during the period.

Diluted EPS is based upon the profit on ordinary activities after taxation divided by the weighted-average number of ordinary shares outstanding during the period and adjusted for the effect of all dilutive potential ordinary shares that were outstanding during the period.

Stock options to purchase approximately 10.3 million ordinary shares for the 3 months ended March 31, 2004 were not dilutive and were therefore not included in the computation of diluted EPS.

3 months ended March 31,	2004 No. of shares	2003 No. of shares

Weighted average number of shares:
Basic	495,718,205	501,989,884
Effect of dilutive shares:
Stock options	3,899,118	709,269
Warrants	132,023	-
Convertible debt	18,370,564	-

Fully diluted	518,119,910	502,699,153

Reconciliation of reported EPS:
3 months ended March 31,	2004 £’000	2003 £’000

Profit for basic EPS	23,432	10,771
Interest charged on convertible debt, net of tax	706	-

Profit for diluted EPS	24,138	10,771

(2) Basis of preparation

The Group has applied consistent accounting policies throughout both periods.

The results for the quarter ended March 31, 2004 have not been audited and do not constitute statutory accounts within the meaning of Section 240 of the Companies Act 1985.